EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ICG Satellite Services, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 for the 2000 Employee Stock Purchase Plan and the Retirement Savings Plan of American Tower Corporation of our report dated February 28, 2000, with respect to the consolidated balance sheet of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999, and the related consolidated statements of operations and accumulated deficit and cash flows for the eleven-month period ended November 30, 1999, which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000.

                                                     /s/ KPMG LLP
Denver, Colorado
July 10, 2000